EXHIBIT 23.5

            CONSENT OF PETERSON'S, A PART OF THE THOMSON LEARNING, INC.

We consent to the reference to our firm under the caption "Industry Outlook," "Experts" and "Competition and Competitive Advantages" in the Registration Statement on Form S-11 and related prospectus of American Campus Communities, Inc. for the registration of its common stock and the inclusinon of Peterson's Undergraduate Database, collected by Peterson's, a division of Thomson Learning, Inc., in the report of Rosen Consulting Group, dated April 22, 2004, with respect to the market study for the student housing market in such prospectus and the attachment of such market study as an exhibit to such Registration Statement on Form S-11.

Not withstanding any of the above, all terms and conditions contained in the license agreement executed related to the data in this report including but not limited to limitation of liability and appropriateness of use and accuracy of information contained in the database are in full force and nothing above can be considered in any way waiving any of the terms of this agreement.


/s/ William A. Burnham
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William A. Burnham

Peterson's, a division of Thomson Learning, Inc.
Lawrenceville, NJ
April 23, 2004